Exhibit 5.1

Direct Dial: 757.473-5308
jparis@williamsmullen.com

November 26, 2007

Board of Directors
SportsQuest, Inc.
801 International Parkway, 5th floor
Lake Mary, Florida 32746

Re:   2007 Stock Incentive Plan

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by SportsQuest, Inc., a Delaware corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company’s common stock, $0.0001 par value (“Common Stock”), pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the 2,000,000 shares of Common Stock (the “Shares”), under the Securities Act of 1933, as amended.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

Sincerely,

WILLIAMS MULLEN

By:	/s/ John M. Paris Jr.
John M. Paris Jr., a Shareholder

A Professional Corporation

North Carolina • Virginia • Washington, D.C. • London
222 Central Park Avenue, Suite 1700 Virginia Beach, VA 23462-3035 Tel: 757.499.8800 Fax: 757.473.0395
www.williamsmullen.com